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SOVEREIGN ANNOUNCES PLANT CLOSURES PLANNED FOR 2003

Thursday November 21,6:44 pm ET

CHICAGO, Nov. 21 /PRNewswire/ -- Sovereign Specialty Chemicals, Inc. announced today that it plans to close two of its higher-cost manufacturing plants. The first plant is located in Cincinnati, Ohio were 118 people are employed. The Cincinnati plant primarily produces water-borne adhesives sold to the industrial market. Production from this plant will be transferred to Sovereign's plants in Greenville, South Carolina, and Carol Stream and Plainfield, Illinois progressively over the next nine months. Also housed in Cincinnati are technical, sales support, customer service, and administrative functions some of which will be transitioned to other Sovereign locations during 2003.

The second plant is located in Kapellen, Belgium and employs 24 people. On October 25, 2002, Sovereign announced its intent to cease manufacturing in Kapellen. In accordance with the laws of Belgium and following a consultation period, a final decision will be made. This plant produces water-borne and hot-melt adhesives for the European packaging and converting market. This production will be shifted to the Newark United Kingdom plant during the first half of 2003. The Kapellen facility will continue to provide sales, technical and distribution support to continental Europe.

Norman Wells, Sovereign's chief executive officer, commented: "This action is a key element of our strategic plan to grow Sovereign's profitability. The closure of these two plants is expected to produce annual cost savings of over $3 million when the shutdowns are complete. We expect to record a one-time charge of around $2.5 million in the fourth quarter of 2002 to cover the expenses associated with these plant closures, including severance and other shutdown-related costs. These costs will be incurred over the next several quarters. Our 2003 capital spending budget of $8 million includes the capital expenditures required to accomplish the production transfers. We do not expect any material write down of any assets will be required. While it is always difficult to make decisions of this type, it is clear that this is the right action for Sovereign to take to maintain its competitive position and to better support its customers."

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers.

Sovereign's controlling investor is AEA Investors, Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, changes in technology, and the failure to realize anticipated operating efficiencies. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2001 and exhibit 99.1 to that report.